Exhibit 3 I


Specimen Common Stock Certificate

Number                                      Shares

ENVIRONMENTAL PRODUCTS GROUP INC.

This Certifies that ________SPECIMEN_____________ is the owner of _______ shares of the Capital Stock of ENVIRONMENTAL PRODUCTS GROUP INC. transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this ____ day of ____________, ________ AD

(SEAL)        _____________________         ____________________
              Secretary                President